Exhibit 5.1

February 14, 2025

Hecla Mining Company

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

Ladies and Gentlemen:

We have acted as special counsel to Hecla Mining Company, a Delaware corporation (the “Company”), in connection with (i) the registration statement on Form S-3 filed on the date hereof (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2025, and (ii) the Prospectus Supplement dated February 14, 2025 (the “Prospectus”) of the Company, filed with the Commission relating to the issuance and sale from time to time by the Company of up to 36,156,315 shares of the Company’s common stock, par value $0.25 per share (the “Shares”), in accordance with that certain Equity Distribution Agreement, dated as of February 18, 2021, among the Company and the sales agents party thereto, as amended to date (the “Distribution Agreement”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Prospectus, the Company’s Restated Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind, including: (1) that each document submitted to us or reviewed by us is accurate and complete; (2) that each such document that is an original is authentic and each such document that is a copy conforms to an authentic original; (3) that all signatures on each such document are genuine; (4) the legal capacity of all natural persons; (5) that the Distribution Agreement constitutes a legal, valid and binding obligation of the sales agents or principals named therein, enforceable against such sales agents or principals in accordance with its terms; (6) that there are no documents or agreements by or among any of the parties to the Distribution Agreement, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter; (7) that the named sales agents and principals in the Distribution Agreement have complied with all state and federal statutes, rules and regulations applicable to the transactions set forth in the Distribution Agreement; (8) that any determination delegated in the corporate action authorizing the issuance of the Shares to the Pricers (as defined in such action) with respect to the determination of the number of Shares to be sold, the timing of the sales of the Shares and the price or prices at which the Shares are to be sold in the Offering (as defined in such action) may be exercised by the agent on any given trading day provided that the agent will exercise such delegated authority solely in accordance with the Distribution Agreement and no Pricer will exceed its authority with respect to the Offering as set forth in such action and the Distribution Agreement; (9) that the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Share pursuant to the Distribution Agreement to provide for such issuance; (10) that the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Company’s Board of Directors will adopt a resolution providing that all Shares shall be uncertificated in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”) prior to their issuance; (11) that the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; and (12) that the Distribution Agreement constitutes the valid and binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms. We have not verified any of those assumptions.

Hecla Mining Company
February 14, 2025

The opinions expressed in this opinion letter are limited to the DGCL and reported judicial decisions interpreting the DGCL. We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered herein of any other laws of the State of Delaware or of any other jurisdiction, or the laws of any county, municipality or other political subdivision or local governmental agency or authority, or on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety and state securities laws.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Shares are duly and validly authorized for issuance by the Company and, when issued and delivered by the Company and paid for pursuant to the Distribution Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth above are subject to the following additional assumptions:

(a)

The Registration Statement and any amendment thereto (including any post-effective amendment) will continue to be effective under the Securities Act of 1933 (the “Securities Act”) at each time when a Share is issued and sold, and such effectiveness will not have been terminated, suspended, or rescinded, and (ii) the Prospectus will continue to accurately describe the Shares at the time any Share is issued and sold;

(b)

All Shares will be issued and sold (i) in compliance with all applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement and the Prospectus and (ii) only upon payment of the consideration fixed therefor in accordance with the terms and conditions of the Distribution Agreement (including any amendment or supplement thereto), and there will not have occurred any change in law or fact affecting the validity of any of the opinions rendered herein with respect thereto; and

Hecla Mining Company
February 14, 2025

(c)

The Restated Certificate of Incorporation, as amended, and the Bylaws, as amended, will not be amended from the date hereof in a manner that would affect the validity of any of the opinions rendered herein. The authorization of the Company’s Board of Directors with respect to the issuance and sale of the Shares pursuant to the Distribution Agreement will have not been amended from the date hereof in a manner that would affect the validity of any of the opinions rendered herein, and such authorization will remain in effect and unchanged at all times during which the Shares are offered.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s current report filed on Form 8-K filed on February 14, 2025 and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

Yours truly, /s/ K&L Gates LLP